Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement (Amendment No. 5 to Form S-1 No. 333-268008) of our report dated February 14, 2024, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Arch Therapeutics, Inc. and Subsidiary as of and for the year ended September 30, 2023. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement and related Prospectus.

/s/ Weinberg & Company, P.A.

Los Angeles, California

June 20, 2024